Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED DECEMBER 31, 2020

CONFERENCE CALL TRANSCRIPT

JANUARY 19, 2021 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Inc. doing business as 1-800-PetMeds conference call to review the financial results for the third fiscal quarter for the quarter ended on December 31, 2020. At the request of the company, this conference is being recorded. Founded in 1996, 1-800-PetMeds is America's Most Trusted Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats and horses directly to the customer. 1-800-PetMeds markets its products through national advertising campaigns which direct customers to order by phone or on the Internet and aim to increase recognition of the PetMeds family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom.

Brue Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I'd like to remind everyone that the first portion of this conference call will be listen only until the question-and-answer session, which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon the information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today's speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Good morning, welcome and thank you for joining us. In the beginning of 2021, we unveiled a brand new logo to commemorate the Company's 25th anniversary. The inspiration for this new logo and brand identity came mostly from consumer feedback. We embraced the opportunity to refresh our brand to best represent pet health and wellness on our new website platform. Now we'll review the highlights of our financial result. We'll compare our 3rd fiscal quarter ended on December 31, 2020 to last year's quarter ended on December 31, 2019.

For the third fiscal quarter ended on December 31, 2020, our sales were $65.9 million compared to $59.9 million for the same period the prior year, an increase of 10%. The increase in sales was due to increases in reorder sales. The average order value for the quarter was approximately $88 compared to $85 for the same quarter the prior year.

For the third fiscal quarter, net income was $7.6 million, or $0.38 diluted per share, compared to $6.8 million, or $0.34 diluted per share, for the same quarter the prior year, an increase to net income of 11%.

Reorder sales increased by 12% to $60.2 million for the quarter compared to reorder sales of $53.8 million for the same quarter the prior year. We are encouraged with the continued strong reorders. Our customer retention has increased with the help of our Loyalty and Easy Refill programs and our new website platform.

New order sales decreased by 7% to $5.7 million for the quarter compared to $6.1 million for the same period the prior year. However, for the nine months, new order sales increased by 10%. We acquired approximately 73,000 new customers in our third fiscal quarter compared to 76,000 for the same period the prior year.

Exhibit 99.1 Page 1 of 4

The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak season with fall and winter being the offseason.

For the third fiscal quarter our gross profit as a percent of sales was 29.8% compared to 29.5% for the same period a year ago, an improvement of approximately 25 basis points. General and administrative expenses as a percent of sales were 9.8% for the quarter compared to 10.1% for the same quarter the prior year. We were able to leverage the G&A by increased sales.

For the quarter our advertising expenses were relatively flat at $3.2 million compared to the same quarter the prior year. Advertising costs of acquiring a customer for the quarter was approximately $44 compared to $42 for the same quarter the prior year. And for the nine months it was $49 compared to $53 for the nine months the prior year.

We had $106.5 million in cash and cash equivalents and $28.2 million in inventory with no debt as of December 31, 2020. Net cash from operations for the nine months was relatively flat at $21.6 million compared to the nine months last year.

This ends the financial review. Operator, we're ready to take questions.

Coordinator:

Thank you. At this time if you would like to ask a question, please press star, 1. Please unmute your phone and record your first and last name clearly when prompted. Your name is required to introduce your question. To withdraw your question, you may press star, 2. Once again at this time if you would like to ask a question, please press star 1, and our first question is from Erin Wright with Credit Suisse. Your line is open.

Erin Wright:

Great. Thanks. Thanks for the taking questions. First, with the new customers that were added during this pandemic, how do you see the purchasing behavior of particularly those customers that adopted new pets during the pandemic? How do you anticipate the spending for that cohort will trend for instance in year two and beyond?

Mendo Akdag:	It's going well. As you have seen, our reorder sales increased by 12%, which means that the customers that we added during the pandemic are reordering, which is a good sign.

Erin Wright:	Okay, and as a follow up to that, the Loyalty program, can you speak to some numbers around that in terms of traction or adoption on - and how that's progressing relative to your expectations?

Mendo Akdag:	Approximately 20% of the orders had loyalty credits in them so it's being used fairly well.

Erin Wright:

Okay. And then one last question. Have you thought or contemplated around services beyond pharmacy, like telehealth platforms or other services that you could kind of link or co-market across your platforms?

Mendo Akdag:	Yes. We’re exploring them. We'll be focused on them the next fiscal year and we will give you more information in the later part of the year.

Erin Wright:	Okay. Great. Thank you so much.

Mendo Akdag:	Your welcome.

Coordinator:	Our next question is from Anthony Lebiedzinski with Sidoti. Your line is open.

Anthony Lebiedzinski:

Yes. Good morning and thank you for taking the questions. So first obviously a very solid reorder sales growth but new order sales were down. Mendo, what would you point to as the primary reasons why, you know, new order sales were down in the quarter?

Mendo Akdag:

The market was more promotional during the holidays. That negatively impacted the new order sales, but it's also our off-peak season. So we'll be more aggressive with the advertising during the peak season when demand is strong.

Exhibit 99.1 Page 2 of 4

Anthony Lebiedzinski:

Got it. Okay. Thank you, and then so typically in the off season there is a sequential improvement in gross margins between 2Q and 3Q. Here there was a little bit of a step down versus the second quarter, obviously up year over year. So just wondering if - was there a notable change between the shift of, you know, of business between Rx and OTC or maybe was there - just wondering about the margin impact from the loyalty credits. I mean, can you just talk about the gross margin a little bit more?

Mendo Akdag:

Sure. Product mix was a little different and, as I said, the market was more promotional during the holidays compared to the September quarter, which, to be competitive, we attempted to match the market.

Anthony Lebiedzinski:	Got it. Okay, and as far as the loyalty credits, did that have any, you know, just wondering about the impact of that on the gross margin?

Mendo Akdag:	Yes. There were more promotional discounts in the quarter compared to the same quarter last year.

Anthony Lebiedzinski:	Right. Okay. Okay and then last thing…

Mendo Akdag:	Including loyalty credits.

Anthony Lebiedzinski:

Got it, got it. But you're not quantifying that I guess at this point. You know, last, as far as your outlook for advertising expenses, as far as new customer acquisition costs, how should we think about that?

Mendo Akdag:	We'll be more aggressive during peak season when demand is strong. I would anticipate a double-digit growth on advertising expenses.

Anthony Lebiedzinski:	In the fourth quarter or next - as far as that …?

Mendo Akdag:	During the peak season. The peak season starts in March. It depends on the weather conditions. We'll see what happens.

Anthony Lebiedzinski:	All right. Thank you very much and best of luck.

Mendo Akdag:	Thank you.

Coordinator:

As a reminder if you would like to ask a question, please press star, 1 and record your first and last name clearly when prompted. Our next question is from Ben Rose with Battle Road Research. Your line is open.

Ben Rose:	Yes. Good morning. A few questions. To begin with, Mendo, in terms of the rollout of the website enhancements, is that relatively complete at this stage and what is your assessment of the improvement?

Mendo Akdag:

It is not complete yet. We anticipate it will be completed by June but it will be substantially probably completed by end of March, but I would say full completion by June. We did some A/B testing, A/B/C/D testing I should say, comparing the new design with the old design and we are predicting some sales lift approximately a 2% sales lift.

Ben Rose:

Okay, good to know. There's been much discussion about the impact of the aging pet population, particularly with pet adoptions being up over the last number of months during COVID. Are you seeing any shift in your product mix that would suggest that that's occurring?

Mendo Akdag:

Product mix is shifting to prescriptions but it's driven by the veterinarians. So the OTC (medications) is coming down and prescription is growing. There is some growth in the - in medications beyond maintenance, I should say.

Ben Rose:	Okay.

Exhibit 99.1 Page 3 of 4

Mendo Akdag:	Chronic illness medications are growing.

Ben Rose:

Okay. You know, you have a couple of customer benefits on your website that I don't think are in, at least in my opinion, not well understood. But one is the ability to offer compound medications. I know you've been doing this for quite a while. Do you have a formal outreach plan in place, you know, to reach the vets, the veterinarian community to let them know about this?

Mendo Akdag:	We're not offering to the veterinarians. We're offering it to our customers. It's still by a third-party compound pharmacy.

Ben Rose:	Okay. Has it been increasing in popularity over the last several quarters or…?

Mendo Akdag:	Yes, it is.

Ben Rose:

Okay, and the ask-a-vet feature that you have on your website, have you noticed an increase in the number of customer inquiries in terms of customers wanting to speak directly to a vet about their pet conditions?

Mendo Akdag:	Right. On our new website we designed, ask-the-vet is going to be more prominent. So. In the old design it was not prominent. So we anticipate that we'll see more activity going forward.

Ben Rose:

Okay, and another question is, is there, you know, PetMeds does have a very well-established brand, as I understand it, as a function of its net promoter score or the net promoter score reflecting that. Have you have given any thought to developing branded merchandise for PetMeds, that is to say non-medication pet-oriented merchandise with the PetMed brand?

Mendo Akdag:	Yes. We do have OTC medications under our brand. We did not think about beyond medications at this time.

Ben Rose:

Okay, and then finally if I may, in concert with the increase in advertising that you're anticipating during peak season, do you think we'll see a pick up? I guess two questions. One is will we see a pickup in TV advertising? And then secondly, will there be kind of a renewed emphasis on the brand either by way of a new brand campaign?

Mendo Akdag:	Yes. You will see some more activity on television advertising. We'll likely double our budget from last year …on television.

Ben Rose:	Okay. And then as far as any kind of thoughts to new branding or enhanced branding, generally speaking?

Mendo Akdag:	Yes. Obviously we'll use our new refreshed brand in our advertising.

Ben Rose:	Okay. Okay. Thank you very much.

Mendo Akdag:	Your welcome.

Coordinator:	And at this time I'm showing no further questions. I'll turn it back to you, sir.

Mendo Akdag:

Thank you. The next fiscal year we'll be exploring alternative ways of acquiring customers and adding value-added services and we'll continue investing in our e-commerce platform and mobile app to better service our customers.

This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call. Thank you.

Coordinator:	Thank you for participating in today's conference. You may now disconnect.